SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

STAR GAS PARTNERS, L.P.

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News Announcement

CONTACT:
Star Gas Partners	Robert Rinderman, Steven Hecht
Investor Relations	Jaffoni & Collins Incorporated
203/328-7310	212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS PARTNERS COMMENCES MAILING OF PROXY MATERIALS

IN CONJUNCTION WITH PROPOSED RECAPITALIZATION

STAMFORD, CT (January 25, 2006) – Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a home energy distributor and services provider specializing in heating oil, today announced it has begun mailing proxy materials in conjunction with a special meeting of Star Gas unitholders to be held at 11:00 a.m. on March 17, 2006 at the law offices of Phillips Nizer LLP—666 Fifth Avenue, New York, NY. At the special meeting, Star Gas unitholders will vote on the previously announced recapitalization transaction.

The matters to be considered are more fully described in the proxy materials filed by Star Gas with the SEC. Star has also filed a registration statement on Form S-3. The registration statement relates to the rights offering being made to common unitholders in connection with the recapitalization. All filings are available at www.star-gas.com, or at the www.sec.gov website.

The Star Gas Board and senior management are strongly IN FAVOR of all three proposals, and they urge all eligible unitholders to vote – by telephone, internet or by mail. Specific voting instructions will be included on your proxy card. All votes are important, and not voting will have the same effect as a vote against the recapitalization.

If approved by unitholders of record (as of January 24, 2006), the recapitalization proposals would result in, among other things:

•	Strengthening Star Gas’s balance sheet, helping it to meet liquidity and capital requirements, and allowing the Partnership to operate more efficiently with less debt.

•	Quarterly distributions commence accruing at a rate of $0.27 per year, which would start in October 2008.

•	Should the proposed recapitalization not be approved, it is unlikely that Star Gas unitholders would receive any distributions in the foreseeable future.

•	Allowing the Partnership to resume strategic acquisitions of home heating oil distributors.

•	Common unitholders being offered rights to purchase additional SGU common units.

•	These valuable rights will allow common unitholders to purchase additional units at $2.00 per unit – which is below the trading price of the common units as of the day of this release.

•	Resolution of a significant disagreement with certain of Star Gas’s senior noteholders that could have a material adverse effect on the Partnership’s ability to continue as a going concern.

All unitholders are encouraged to read the proxy materials in their entirety as they contain important information regarding the proposed recapitalization.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization; the effect of weather conditions on our financial performance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans.

All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.

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